EX 99.28(h)(10)(ii)

Amendment to Participation Agreement

This Amendment is to the Participation Agreement dated March 4, 2014 (“Agreement”) among JNL Series Trust (“JNLST”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each, an “Investing Fund”), iShares Trust and iShares U.S. ETF Trust, business trusts organized under the laws of the State of Delaware, and iShares, Inc., iShares MSCI Russia Capped ETF, Inc., iShares U.S. ETF Company, Inc. and iShares Sovereign Screened Global Bond Fund, Inc., corporations organized under the laws of the State of Maryland, each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively the “iShares Funds”).

Whereas, the parties have agreed to amend Schedule A of the Agreement to change the name of the existing series of JNLST listed thereon.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
JNLST and the iShares Funds hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind JNLST and the iShares Funds to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of September 28, 2015.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL Series Trust, Each of the Funds listed on Schedule A, severally and not jointly, on behalf of itself or each of its series		iShares Funds

By:	/s/ Kelly L. Crosser	By:	/s/ Raymund Santiago
Name:	Kelly L. Crosser	Name:	Raymund Santiago
Title:	Assistant Secretary	Title:	Assistant Treasurer

Schedule A

List of Funds – Investing Funds

JNL Series Trust Fund
JNL/AB Dynamic Asset Allocation Fund (formerly, JNL/AllianceBernstein Dynamic Asset Allocation Fund)

A-1